Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2013, relating to the financial statements and financial statement schedules of Third Point Reinsurance Ltd., which appears in the Registration Statement on Form S-1, filed on July 15, 2013 and subsequently amended.

/s/ Ernst & Young, Ltd.

Ernst & Young, Ltd.

Hamilton, Bermuda

August 20, 2013